Exhibit 3.5

AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SPECTRASCIENCE, INC.

SpectraScience, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Company”), hereby certifies as follows:

The members of the Board of Directors have adopted a resolution amending Section 2.01 of the Amended and Restated Articles of Incorporation of the Company, and the Shareholders of the Company, via a written consent of the shareholders, have voted to approve such amendment, such that Section 2.01 of the Amended and Restated Articles of Incorporation now reads in its entirety as follows:

“2.01) Numbers and Classes of Shares. This Corporation shall have the authority to issue an aggregate of 1,250,000,000 shares of capital stock, consisting of 1,246,000 [sic] (corrected to) 1,246,000,000 shares of common stock, $.01 par value per share (the “Common Stock”); 2,585,000 shares of Series B Preferred Stock, $.01 par value per share (the “Series B Preferred Stock”; 500,000 shares of Series C Preferred Stock, $.01 par value per share (the “Series C Preferred Stock”); 3,000 shares of Series AA Super Voting Stock, $.01 [sic] (corrected to) $0.001 par value per share (the Series AA Super Voting Stock”); and 912,000 undesignated shares of capital stock, undesignated par value per share (the “Undesignated Stock”). The undesignated Stock may be issued in one or more series as determined from time to time by the Board of Directors. Any series authorized for issuance by the Board of Directors may be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, rights (including voting rights), qualifications, limitations or restrictions with respect to any particular series created from the Undesignated Stock prior to issuance thereof.”

This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this amendment under oath.

Dated: August 6, 2016

SPECTRASCIENCE, INC.

/s/ Lowell W. Giffhorn
Lowell W. Giffhorn, Secretary and Chief Financial Officer